Exhibit 99.1

EVHC News - For Immediate Release

Contact:	Ron Cunningham
303-495-1213
ron.cunningham@evhc.net

Envision Healthcare Closes Acquisition of Phoenix Physicians

Greenwood Village, Colo. (June 18, 2014) — Envision Healthcare Holdings, Inc. (NYSE: EVHC) (Envision or Company) announced its EmCare division has completed its acquisition of Phoenix Physicians, LLC. As previously stated, the deal is expected to add an estimated $125 million in revenues and approximately 800,000 patient encounters annually.

Phoenix Physicians currently provides services to 21 hospitals in six states, including Broward Health, one of the largest health systems in the nation. Phoenix Physicians’ more than 500 affiliated clinicians provide emergency department, urgent care facility, adult and pediatric hospitalist, OB/GYN and high-risk perinatal services in Florida, North Carolina, New Jersey, Arkansas, Ohio and Virginia.

About Envision Healthcare Holdings, Inc.

Envision Healthcare Holdings, Inc. and our more than 30,000 employees and affiliated clinicians, offer an array of healthcare related services to consumers, hospitals, healthcare systems, health plans and local, state and national government entities. Through Envision Healthcare Corporation, we operate American Medical Response, Inc. (AMR), EmCare Holdings, Inc. (EmCare) and Evolution Health, LLC (Evolution Health). AMR is a provider and manager of community-based medical transportation services, including emergency (‘911’), non-emergency, managed transportation, fixed-wing air ambulance and disaster response. EmCare is a provider of integrated facility-based physician services, including emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery. Evolution Health provides comprehensive care to patients across various settings, many of whom suffer from advanced illnesses and chronic diseases. We are headquartered in Greenwood Village, Colorado. For additional information, visit www.evhc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future, including our ability to successfully complete the acquisition of Phoenix Physicians and Phoenix Physicians’ estimated $125 million in annualized revenues and estimated 800,000 patient encounters annually. Any forward-looking statements herein are made as of the date of this press release, and the Company undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the Company’s periodic filings with the Securities and Exchange Commission from time to time, including in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K.